For Immediate Release:

Contact:    Scott Thien
Republic Airways Holdings
(317) 471-2470

Republic Airways’ Board of Directors Approves Plan for Shareholder Returns

Indianapolis, Indiana (April 7, 2014) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today announced that its Board of Directors has authorized Company management to utilize up to $75 million of unrestricted cash to buy back common shares and/or early retire convertible debt during the next 12 months. Under the $75 million authorization, the Company may repurchase up to $50 million of common shares and early retire up to $50 million of convertible notes, or any combination thereof.

“With the results of last week’s pilot vote, we must now face the reality that our near-term growth prospects are limited, and consequently we no longer require the same level of cash reserves to invest in additional new regional jet aircraft,” said Republic Airways Chairman, President and Chief Executive Officer Bryan Bedford. “The board’s action effectively will allow us to return to our shareholders the net proceeds from the sale of Frontier Airlines last December.”

“While the lack of additional growth prospects is disappointing, our near-term financial outlook will significantly improve,” said Tim Dooley, Republic’s Executive Vice President and Chief Financial Officer. “A reduction in forecasted operating expenses for the remainder of 2014, combined with fewer dilutive shares going forward, will have a meaningful positive impact on our 2014 earnings per share. We look forward to sharing updated guidance for 2014 during our first quarter earnings call.”

Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines operate a combined fleet of about 250 aircraft and offer scheduled passenger service on over 1,350 flights daily to about 110 cities in the U.S., Canada and the Bahamas through fixed-fee flights operated under our major airline partner brands, including American Eagle, Delta Connection, United Express, and US Airways Express. The airlines currently employ about 6,300 aviation professionals. For more information on Republic Airways, visit the Company’s website at www.rjet.com.

###